AGREEMENT
                                       FOR
                           PURCHASE AND SALE OF STOCK

                                       OF

                         WISCONSIN RIVER POWER COMPANY,
                             A WISCONSIN CORPORATION
                                (THE "COMPANY"),


                                     BETWEEN

                      WISCONSIN PUBLIC SERVICE CORPORATION

                             A WISCONSIN CORPORATION
                                   ("BUYER"),

                                       AND

                        CONSOLIDATED WATER POWER COMPANY,
                             A WISCONSIN CORPORATION
                                   ("SELLER")


                                 AUGUST 24, 2000

                                    AGREEMENT
                                       FOR
                           PURCHASE AND SALE OF STOCK


         THIS AGREEMENT (the "AGREEMENT") is made and entered into as of the 24th day of August, 2000, by and between Consolidated Water Power Company, a Wisconsin corporation ("SELLER"), and Wisconsin Public Service Corporation, a Wisconsin corporation ("BUYER").

         WHEREAS, Wisconsin River Power Company, a Wisconsin corporation (the "COMPANY"), is primarily engaged in the generation and sale of electric power (the "BUSINESS");

         WHERAS, Buyer and Seller each own approximately one-third of the outstanding capital stock of the Company;

         WHEREAS, Seller is the record and beneficial owner of 31,600 shares of the issued and outstanding capital stock of the Company (the "STOCK"); and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all, but not less than all, of the Stock on the terms and, conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as set forth below.

                                   ARTICLE I

                                 THE TRANSACTION

         1.1. PURCHASE AND SALE OF STOCK. At the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept, assume and receive, all right, title and interest in and to the Stock, free and clear of any liens, encumbrances, pledges, restrictive agreements, claims or imperfections of any nature whatsoever. The aggregate purchase price for the Stock (the "PURCHASE PRICE") shall be determined as follows:

                  (a) A portion of the Purchase Price shall be payable in cash at Closing. This payment shall be equal to the net book value of the Stock as of August 31, 2000, determined in accordance with the customary accounting practices of the Company. Not later than five days prior to the Closing, Seller will deliver to Buyer a closing balance sheet (the "Closing Balance Sheet") showing the calculation of the net book value of the Stock as of August 31, 2000 in reasonable detail for Buyer's review.

                  (b) An additional portion of the Purchase Price shall be payable over a period of twelve years from the date of the Closing (the "Real Estate Sale Period"). These payments will be made to Seller thirty days after the close of each calendar quarter in an amount equal to 33.76% of the Net Proceeds Realized (as defined hereinafter) by the Company in respect of sales of real estate and wood products during the Real Estate Sale Period. The payment will be accompanied by a written report describing sales efforts in the prior quarter in reasonable detail and forecasting sales for the next succeeding four calendar quarters. Each payment shall be accompanied by a statement describing sales closed during the quarter and a calculation of the payment due to Seller in reasonable detail. Buyer and Seller agree that during the Real Estate Sale Period, Buyer shall cause the Company to accelerate sales of real estate by undertaking commercially reasonable efforts to sell real estate owned by the Company as soon as practicable and to maximize the Company's returns from the sale of wood products from all real estate owned by the Company. Sales of real estate and wood products may be made to any party, including Buyer and Seller. For purposes of this section, the term "Net Proceeds Realized" shall mean the gross proceeds realized by the Company in respect of sales of real estate and wood products during the Real Estate Sale Period less (1) the net book value of the real estate and wood products sold as of August 31, 2000, (2) any taxes, fees or other charges paid by the Company as a result of the sale of such real estate and wood products,
         (3) any taxes paid by the Buyer (or its successor and assigns) on the distribution of the proceeds from the sale of such real estate and wood products from the Company to the Buyer, (assuming, for purposes of this calculation, that the proceeds are distributed in the same year in which such sales occur), (4) any carrying costs attributable to the real estate and wood products, and (5) any transactional costs directly relating to the sale of such real estate and wood products.

         1.2. CLOSING. The transfer of Stock contemplated by this Agreement (the "CLOSING"), subject to FERC approval, shall occur at the offices of the Seller, 610 High Street, Wisconsin Rapids, Wisconsin, three business days following satisfaction of or waiver by Buyer of the conditions precedent to Closing listed in Article VI and satisfaction of or waiver by Seller of the conditions precedent to Closing listed in Article VII or at such other time or place as may be mutually agreed upon by the parties (the "CLOSING DATE"). Upon consummation, the Closing shall be deemed to take place as of the opening of business on the Closing Date.

         1.3. DELIVERIES BY BUYER. At the Closing, the Buyer shall deliver the following:

                  (a) A wire transfer of the portion of the Purchase Price payable at Closing.

                  (b) Certificate of the Secretary of the Buyer as to the resolutions authorizing the transactions contemplated hereby;

                  (c) Certificate signed by an officer of the Buyer certifying as to the accuracy of Buyer's representations and warranties as of the Closing Date and the due performance of all covenants of Buyer contained in this Agreement;

                  (d) Termination of the Stockholder Agreement among Buyer, Seller and Wisconsin Power and Light Company as to the Seller;

                  (e) An executed copy of the Interim Services Agreement in substantially the form attached hereto as Exhibit A (the "SERVICES AGREEMENT");



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

                  (f) An executed agreement extending, as to the Seller, the Amended and Restated Power Purchase Contract made as of September 1, 1985 by and among Seller, Buyer and Wisconsin Power and Light Company (the "Power Contract") for a period of twelve years from the date of Closing and providing for Seller's continued enjoyment during that period of the benefits (subject to Seller's continued obligations) now provided by the Power Contract and including (i) appropriate re-opener language in the event electric market deregulation occurs during such extension period and (ii) Seller's agreement that it will accept increases in the cost structure under the Power Contract arising out of relicensing activities currently underway so long as Seller has the opportunity to intervene with respect to relicensing issues which would result in the increase;

                  (g) An executed copy of the Timber Management Agreement in substantially the form attached hereto as Exhibit B (the "Timber Management Agreement"); and

                  (h) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

         1.4. DELIVERIES BY SELLER. At the Closing, Seller shall, or shall cause the Company to, deliver the following:

                  (a) Certificates, with fully executed stock powers evidencing the Stock;

                  (b) Certificate of the Secretary of the Company certifying as to the resolutions of the directors of Seller authorizing the transactions contemplated hereby;

                  (c) Certificate signed by an officer of Seller certifying as to the accuracy of Seller's representations and warranties as of the Closing Date and the due performance of all covenants of Seller contained in this Agreement;

                  (d) Certificate of Status for the Company, certified as of a recent date by the Wisconsin Department of Financial Institutions;

                  (e) An executed copy of the Services Agreement;

                  (f) An executed agreement extending, as to the Seller, the Amended and Restated Power Purchase Contract made as of September 1, 1985 by and among Seller, Buyer and Wisconsin Power and Light Company (the "Power Contract") for a period of twelve years from the date of Closing and providing for Seller's continued enjoyment during that period of the benefits (subject to Seller's continued obligations) now provided by the Power Contract and including (i) appropriate re-opener language in the event electric market deregulation occurs during such extension period and (ii) Seller's agreement that it will accept increases in the cost structure under the Power Contract arising out of relicensing activities currently underway so long as Seller has the opportunity to intervene with respect to relicensing issues which would result in the increase;

                  (g) An executed copy of the Timber Management Agreement; and

                  (h) Such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLER

         Seller hereby represents and warrants to Buyer that each of the statements contained in this Article II is accurate, correct and complete as of the date hereof and as of the Closing Date.

         2.1. CORPORATE EXISTENCE AND POWER. The Company is a corporation validly existing and in good standing under the laws of the State of Wisconsin, and has all corporate powers required to carry on its business as now conducted.

         2.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby are within the Seller 's corporate powers and have been duly authorized by all necessary corporate action.

         2.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental entity, other than as set forth on Schedule 2.3 hereto.

         2.4. NO CONFLICT. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (a) contravene or conflict with Seller's articles of incorporation or bylaws, or (b) assuming compliance with the matters referred to in Section 2.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller.

         2.5. CAPITALIZATION. The authorized capital stock of the Company consists of 95,000 common shares, par value $100 per share. As of the date hereof, 93,600 common shares were issued. All outstanding common shares have been duly authorized and validly issued and are fully paid and nonassessable, except as provided under Section 180.0622(2)(b) of the Wisconsin BCL.

         2.6. BROKERS. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.



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

         2.7. CLOSING BALANCE SHEET. The Closing Balance Sheet is (i) accurate and complete in all material respects; (ii) in accordance with the books of account and records of the Company in all material respects; and (iii) in accordance with generally accepted accounting principles (GAAP) consistently applied.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as of the date hereof, and as of the Closing Date, as set forth below.

         3.1. CORPORATE EXISTENCE AND POWER. Buyer is a corporation validly existing and in good standing under the laws of the State of Wisconsin, and has all corporate powers required to carry on its business as now conducted.

         3.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby are within the Buyer's corporate powers and have been duly authorized by all necessary corporate action.

         3.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental entity, other than as set forth on Schedule 2.3 hereto.

         3.4. NO CONFLICT. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Buyer's articles of incorporation or bylaws, or (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Buyer.

         3.5. BROKERS. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

         3.6. KNOWLEDGE OF THE COMPANY. Buyer has conducted such investigation of the Company and its business as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. In all matters affecting the condition of the Company, its business and operations, Buyer is relying primarily upon the advice and opinion offered by its own agents, representatives, experts, consultants, employees and officers.

                                   ARTICLE IV

                             COVENANTS OF THE SELLER

         Seller hereby agrees to keep, perform and fully discharge the following covenants and agreements.

         4.1. INTERIM CONDUCT OF BUSINESS. From the date hereof until the Closing, Seller agrees not to vote the Stock.

         4.2. CONTINUED ASSISTANCE. Following the Closing, from time to time, at Buyer's request and without further consideration, Seller shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Buyer may reasonably request to more effectively assign, convey and transfer the Stock.

         4.3. HSR ACT FILING AND OTHER CONSENTS.

                  (a) The Seller shall file, and shall cause the Company to file, as soon as reasonably practicable but in no event later than ten
         (10) days from the date hereof, with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION") a premerger notification in accordance with the HSR Act with respect to the sale of Stock. The Seller shall furnish, and shall cause the Company to furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act.

                  (b) The Seller shall use commercially reasonable efforts to obtain at the earliest practicable date and in any event before the Closing all other consents, governmental authorizations, approvals, estoppel certificates and filings required to be obtained by them or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement or which are reasonably requested by Buyer.

         4.4. BEST EFFORTS. The Seller shall use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, Seller shall use its best efforts to fulfill the conditions to its obligations hereunder and to cause its representations and warranties to remain true and correct in all material respects as of the Closing Date.

         4.5. ENVIRONMENTAL LIABILITIES. Seller agrees to indemnify Buyer and the Company against and hold Buyer and the Company harmless from 33.76% of any costs or liability incurred by the Company at any time (including without limitation, investigatory costs, clean-up costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages,

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personal injuries, fines, penalties, attorneys fees, consultant fees, and carrying costs and liability for any such costs) arising in connection with or as a result of (a) any Release prior to the Closing Date of Hazardous Materials on, under, from or onto any property owned, leased and/or operated by the Company at any time prior to the Closing Date; (b) any violations of applicable Environmental Laws by the Company or any agent acting on behalf of the Company which occurred prior to the Closing Date; and/or (c) deposit of Hazardous Materials, at any location, by or on behalf of the Company prior to the Closing Date.

         As used in this section 4.5:

         (a) "Environmental Laws" means all Federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

         (b) "Hazardous Materials" means (i) any petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (ii) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which is not prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company operates;

         (c) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

                                   ARTICLE V

                               COVENANTS OF BUYER

         Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements.

         5.1. RECORDS AND DOCUMENTS. For seven (7) years following the Closing Date (or if later to the extent requested in connection with any tax audit), Buyer shall cause the Company to grant to Seller and its representatives, at Seller's request, access to and the right to make copies of those records and documents, possession of which is transferred to Buyer, as may be necessary or useful in connection with Seller's tax filings after the Closing.

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         5.2. HSR ACT FILING AND OTHER CONSENTS. As soon as reasonably practicable but in no event later than ten (10) days from the date hereof Buyer shall file with the FTC and the Antitrust Division a premerger notification in accordance with the HSR Act with respect to its purchase of the Stock. Buyer shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act. Seller shall pay the HSR filing fee. Buyer shall use commercially reasonable efforts to obtain or make at the earliest practicable date and in any event before the Closing all other consents, governmental authorizations, approvals, estoppel certificates and filings required to be obtained by it or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement.

         5.3. BEST EFFORTS. Buyer shall use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, Buyer shall use its best efforts to fulfill the conditions to its own obligations hereunder and to cause its representations and warranties to remain true and correct in all material respects as of the Closing Date.

         5.4. BUYER'S INVESTMENT INTENT. The Stock is being acquired for Buyer's own account, for investment and not with the view to the distribution thereof, except that Buyer may, in its discretion, sell or transfer all or a portion of the Stock to Wisconsin Power and Light Company ("WPL"). Buyer will not resell or distribute any shares of such capital stock without registration under any applicable federal or state securities laws, unless there shall first have been obtained an opinion of counsel that the sale or distribution of shares is exempt from registration.

                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the conditions set forth below.

         6.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Seller contained herein shall be accurate as if made on and as of the Closing Date, except for changes occurring in the ordinary course of the operation of the Business. The Seller shall have performed all of the obligations and complied with all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

         6.2. NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the material transactions contemplated hereby, declare unlawful the transactions contemplated hereby, or cause such transactions to be rescinded.



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         6.3. REGULATORY APPROVALS. All regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

         6.4. BOARD APPROVAL. The Board of Directors of Buyer shall have taken action to approve this Agreement and the consummation of the transactions contemplated hereby.

                                  ARTICLE VII

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                   THE SELLER

         Each and all of the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the conditions set forth below:

         7.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Buyer contained herein shall be accurate as if made on and as of the Closing Date, except for changes occurring in the ordinary course of business. Buyer shall have performed all of the obligations and complied with all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

         7.2. NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, or declare unlawful the transactions contemplated hereby.

         7.3. REGULATORY APPROVALS. All regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions shall remain in full force and effect and shall be reasonably satisfactory in form and substance to the Company and its counsel.

         7.4. CLOSING OF STORA ENSO ACQUISITION. Seller's parent, Consolidated Papers, Inc., shall have been acquired by Stora Enso Oyj in accordance with the Agreement and Plan of Merger dated February 22, 2000 by and among Consolidated Papers, Inc., Stora Enso Oyj and Stora Enso Acquisition, Inc.



                                     - 9 -
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                                  ARTICLE VIII

                                   TERMINATION

         8.1. TERMINATION. Without prejudice to other remedies which may be available to the parties by law or under this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                  (a) by mutual consent of Buyer and Seller;

                  (b) by either Buyer or Seller by giving written notice of such termination on the Closing Date to the other (the "NOTIFIED PARTY") if, as of the Closing Date, any condition precedent to the performance of the obligations of the party giving such notice shall not have been satisfied and shall not have been waived by such party; provided, however, that the Notified Party shall be allowed twenty (20) days within which to satisfy any such unsatisfied condition precedent; or

                  (c) by either Buyer or Seller by notice to the other, if the Closing shall not have been consummated on or before December 31, 2000, unless extended by written agreement of the parties hereto, so long as the party giving such notice shall not be in default hereunder.

         8.2. EFFECT OF TERMINATION WITHOUT DEFAULT. If this Agreement is terminated pursuant to Section 8.1 hereof, without any breach or default under this Agreement by a party all further obligations of the parties hereto shall cease and terminate without liability of any party hereto to another party hereto.

         8.3. FAILURE TO CLOSE BECAUSE OF DEFAULT. In the event that this Agreement is terminated pursuant to Section 8.1 by reason of a breach or default under this Agreement, the parties shall have and retain all of the rights afforded them at law or in equity by reason of that breach or default.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1. EMPLOYEE MATTERS. Certain benefits are provided to employees of the Company under employee benefit plans maintained by Seller's parent, Consolidated Papers, Inc. Prior to the Closing, Seller and the Company will take such actions as may be necessary or appropriate in order to cause the Company to assume responsibility for all employee benefit obligations of the Company to its employees. Assets and liabilities attributable to Company employees covered under the Consolidated Employees' Retirement Plan will be spun off to a separate, identical retirement plan maintained by the Company. Such transfer shall be made in accordance with Section 414(1) of the Internal Revenue Code and other Code requirements and shall be effective as of the Closing.

         9.2. SURVIVAL.

                  (a) Except for the representation and warranty included in
         Section 2.7, the representations and warranties contained in Articles II and III of this Agreement shall not survive the Closing. The representation and warranty included in Section 2.7 shall survive the Closing and will continue in force until thirty days after completion of audited financial statements of the Company for the year ended December 31, 2000, which will include a review by Buyer's auditors of the Closing Balance Sheet. Should a dispute arise regarding the accuracy of the Closing Balance Sheet which involves a discrepancy of $250,000 or more, the representation and warranty included in Section
         2.7 shall remain in effect until final resolution of such dispute. In case of such a dispute, the parties' respective auditors shall meet to resolve the dispute. If the parties' auditors are unsuccessful in resolving the dispute, they shall refer the matter to a third, mutually acceptable independent auditor whose decision regarding the matter shall be final and binding upon the parties.

                  (b) The covenant contained in Section 4.5 shall survive indefinitely.

         9.3. AMENDMENTS AND WAIVER. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect that party's right at a later time to enforce the same.

         9.4. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission with confirming copy sent by overnight courier (such as Express Mail, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

                  (a)  If to Seller:

                                    Consolidated Water Power Company
                                    510 High Street
                                    P.O. Box 8050
                                    Wisconsin Rapids, Wisconsin  54495
                                    Attention:  Carl H. Wartman, Esq.
                                    Tel.:  715/422-3578
                                    Fax:   715/422-3203

                           With a copy to:

                                    McDermott, Will & Emery
                                    227 West Monroe Street
                                    Chicago, IL  60606-5096
                                    Fax:  312/984-7700
                                    Attention:  Robert A. Schreck, Jr., P.C.



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                  (b)  If to Buyer:

                                    Wisconsin Public Service Corporation
                                    P.O. Box 19001
                                    Green Bay, WI 54307-9001
                                    Attention:  Barth J. Wolf

                           With a copy to:

                                    Allen W. Williams
                                    Foley & Lardner
                                    777 E. Wisconsin Ave.
                                    Milwaukee, WI 53202

Any party may change its address for receiving notice by written notice given to the others named above.

         9.5. EXPENSES.

                  (a) Except as otherwise expressly provided herein, Seller shall bear its own costs and expenses as well as the reasonable out-of-pocket costs and expenses of Buyer in connection with the transactions contemplated hereby through and including the date of Closing. Seller shall also reimburse Buyer for costs incurred by Buyer in reaching an agreement with WPL for the transfer of a portion of the stock to WPL. Such costs will not in any event exceed $50,000 for each of Buyer and WPL.

                  (b) If any action is brought by either party to enforce any provision of this Agreement, the parties shall share the cost of such action (including court costs, arbitration expenses and reasonable attorneys' fees) in proportion to their relative ownership percentages in the Company prior to the Closing. The provisions of this Section shall survive any termination of this Agreement.

         9.6. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.7. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Buyer shall be entitled to assign its rights and duties under this Agreement to any Affiliate of Buyer without the consent of Seller; provided, however, that Buyer shall in all events remain liable hereunder. Except as provided in the foregoing sentence, this Agreement shall not be assigned by either party hereto without the express prior written consent of the other parties and any attempted assignment, without such consents, shall be null and void. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third-party beneficiary hereto.

         9.8. ENTIRE TRANSACTION. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement.

         9.9. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Wisconsin.

         9.10. ANNOUNCEMENTS. No announcement of this Agreement or any transaction contemplated hereby shall be made by any party prior to the Closing without the written approval of the other parties hereto (which approval shall not be unreasonable withheld), except as required by law or the regulations of any securities exchange. Each party shall use its best effort to maintain the confidentiality of the terms of the purchase and sale transaction contemplated hereby, except as required by law or as necessary to protect the interest of such party hereunder.

         9.11. PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above.

BUYER:                                     SELLER:

WISCONSIN PUBLIC SERVICE                   CONSOLIDATED WATER POWER COMPANY
 CORPORATION


By: /s/ Thomas Meinz                       By:  /s/ Roger Wangen
    -----------------------------------         --------------------------------
Its:  Vice President                       Its:  President
     ----------------------------------          -------------------------------

                                  Schedule 2.3

Approval by the Federal Energy Regulatory Commission is required prior to Closing. The Hart-Scott-Rodino waiting period must expire as referenced in Sections 4.3 and 5.2.



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